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                           Lafarge North America Inc.
                              12950 Worldgate Drive
                             Herndon, Virginia 20170

               Letter to Commission Pursuant to Temporary Note 3T


                                 March 28, 2002

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: Arthur Andersen LLP

Ladies and Gentlemen:

        In connection with the audit by Arthur Andersen LLP of the consolidated financial statements of Lafarge North America Inc. and subsidiaries (the "Company") as of December 31, 2001 and for the year then ended and the Company's receipt from Arthur Andersen LLP after March 14, 2002 of Arthur Andersen's report on such financial statements, Arthur Andersen LLP has represented in writing to the Company that its "audit was subject to [Arthur Andersen LLP's] quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."


                                    LAFARGE NORTH AMERICA INC.


                                    By:/s/ Larry J. Waisanen
                                       ---------------------------------
                                       Larry J. Waisanen
                                       Executive Vice President and
                                       Chief Financial Officer